Exhibit 3.8(a)
                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                     MULTIMEDIA CONCEPTS INTERNATIONAL, INC.

     Under Section 242 of the Delaware Corporation Law:

     The   undersigned,   for  the  purpose  of  amending  the   Certificate  of
Incorporation of MULTIMEDIA CONCEPTS INTERNATIONAL, INC., does hereby certify and set forth:

         FIRST:

     The name of the Corporation is

                           MULTIMEDIA CONCEPTS INTERNATIONAL, INC.

         SECOND:

     The Certificate of Incorporation was filed by the Department of State on June 6, 1994.

         THIRD:

     The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to authorized an increase in the authorized number of shares of Common Stock form 10,000,000 to 40,000,000 shares, as follows:

     The Certificate of Incorporation of this Corporation is amended by changing ?Article IV?, so that, as amended, said Article shall read as follows:

     "FOURTH:

     The amount of total authorized capital stock of this Corporation is FORTY MILLION (40,000,000) shares of Common Stock, par value $.001 per share."

         FOURTH:

     The amendment to the Certificate of Incorporation of the Corporation set forth above was adopted by written consent of the Corporation?s majority shareholder on the 15th day of May, 1996.

     IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this 24th day of May, 1996.


                           MULTIMEDIA CONCEPTS INTERNATIONAL, INC.


                            /s/ Sheikhar Boodram
                           Sheikhar Boodram, President